Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 15, 2015 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2014.

Unitholders of record on January 30, 2015 will receive a distribution amounting to $1,700,000 or $0.10 per unit, payable February 14, 2015.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	169,818
Natural gas (Mcf)	135,348
Total (BOE)	192,376
Average sales prices:
Oil (per Bbl)	$79.48
Natural gas (per Mcf)	$4.56
Gross proceeds:
Oil sales	$13,496,959
Natural gas sales	616,928
Total gross proceeds	$14,113,887
Costs:
Lease operating expenses	$3,931,147
Production and property taxes	2,179,198
Development expenses	6,385,842
Total costs	$12,496,187
Net proceeds	$1,617,700
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$1,294,160
Decrease in cash reserve held by VOC Brazos Energy Partners, L.P.	500,000
Total cash proceeds available for the Trust	$1,794,160
Provision for estimated Trust expenses	(94,160)
Net cash proceeds available for distribution	$1,700,000

VOC Brazos Energy Partners, L.P. previously reported to the Trustee that it expected the first announced quarterly distribution in 2015 to be substantially lower than historical distributions.  The diminution in the distribution is primarily the result of increased development expenses incurred by VOC Brazos associated with its development efforts in the Kurten Woodbine Unit.  If commodity prices for crude oil remain at substantially reduced levels, VOC Brazos further expects subsequent distributions in 2015 will also be substantially lower than historical distributions.  VOC Brazos further reported that in addition to the ongoing historical development of the upper interval of the “EagleBine” formation within the Kurten Woodbine Unit, it commenced horizontal development of the lower EagleBine interval and is considering a future pad drilling strategy in the upper EagleBine interval.  Please see further discussion in the Trust’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2014.

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2014.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX  78701